New Energy Asia Pacific Company Limited
新能源亞太有限公司

Report and Consolidated Financial Statements

For the year ended December 31, 2025

Contents

Expressed in Hong Kong dollars ("HK$")

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
New Energy Asia Pacific Company Limited
新能源亞太有限公司

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of New Energy Asia Pacific Company Limited (the "Company") and it subsidiary (collectively referred to as the "Group") as of December 31, 2025 and 2024, and the related consolidated statements of operations and other comprehensive loss, consolidated statements of stockholders' equity and consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2025 and 2024 and related notes (collectively referred to as the "Consolidated Financial Statements") .

In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2025 and 2024 and the consolidated results of its operations and its cash flows for the years for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion of the Group's Consolidated Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conduct our audits in accordance with the standards of the PCAOB. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audits provide a reasonable basis for our opinion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Continued)

Emphasis of Matter

We draw attention to Note 2 to the Consolidated Financial Statements, which indicates that the Company incurred a net loss of HK$6,518,522 for the year ended 31 December 2025 and, as of that date, the Company had net current liabilities of HK$5,274,589 and net liabilities of HK$5,780,706. As stated in Note 2 to the Consolidated Financial Statements, these events or conditions, along with other matters as set forth in Note 2 to the Consolidated Financial Statements, indicate that a material uncertainty exists that may cast significant doubt on the Group's ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Lo and Kwong C.P.A. & Co.
Certified Public Accountants (Practising)
Chan Mei Mei
Practising Certificate Number: P08148

Hong Kong
30 March 2026

Consolidated Balance Sheets
At December 31, 2025 and 2024

	Notes	**2025** **HK$**	2024 HK$
ASSETS			
NON-CURRENT ASSETS			
Plant and equipment	4	**176,463**	474,211
Right-of-use assets	5	**438,188**	1,439,363
		614,651	1,913,574
CURRENT ASSETS			
Inventories	6	**5,701,922**	5,971,285
Trade receivables	7	**-**	1,353,192
Prepayments, deposits and other receivables	7	**4,020,405**	4,878,011
Amount due from a related company	12	**-**	18,618
Cash and cash equivalents	8	**1,396,145**	93,371
		11,118,472	12,314,477
TOTAL ASSETS		**11,733,123**	14,228,051
LIABILITIES AND STOCKHOLDERS' EQUITY			
NON-CURRENT LIABILITIES			
Convertible promissory notes	10	**-**	7,333,137
Loan from a director	13	**1,000,000**	-
Other payable		**120,768**	-
Lease liabilities	11	**-**	759,882
		1,120,768	8,093,019
CURRENT LIABILITIES			
Trade payables		**1,403,192**	143,140
Accruals and other payables		**2,815,368**	1,406,756
Amount due to a related company	12	**499,475**	-
Amounts due to the directors	12	**180,250**	55,250
Loan from a director	13	**4,900,000**	5,900,000
Loan from a related company	13	**540,000**	-
Convertible promissory notes	10	**4,114,682**	-
Lease liabilities	11	**1,940,094**	1,697,675
		16,393,061	9,202,821
TOTAL LIABILITIES		**17,513,829**	17,295,840

Consolidated Balance Sheets
At December 31, 2025 and 2024

	Notes	**2025** **HK$**	2024 HK$
STOCKHOLDERS' EQUITY			
Ordinary share, 185,274 (2024: 167,060) shares issued	15	**185,274**	167,060
Reserves		**(5,552,055)**	(2,954,638)
Equity attributable to owners of the Company		**(5,366,781)**	(2,787,578)
Non-controlling interests		**(413,925)**	(280,211)
TOTAL DEFICITS		**(5,780,706)**	(3,067,789)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		**11,733,123**	14,228,051

The consolidated financial statements on pages 3 to 45 were approved and authorised for issue by the board of directors of the Company on 30 March 2026:

Lui Wai Leung Alan
Director

Chan Heng Fai Ambrose
Director

Consolidated Statements of Operations and Other Comprehensive Loss For the years ended December 31, 2025 and 2024

	Notes	2025 HK$	2024 HK$
Revenue	16	**7,238,826**	5,231,372
Cost of sales		**(6,565,832)**	(6,544,507)
Gross profit (loss)		**672,994**	(1,313,135)
Other revenue	17	**93,251**	767,243
Unrealised gain on change of fair value of embedded derivatives of convertible loan, net	9	**-**	44,432
Impairment under expected credit loss model, net	18	**(1,262,831)**	(349,329)
Administrative expenses		**(5,112,460)**	(6,380,360)
Finance costs	19	**(909,476)**	(1,398,370)
Loss before tax	20	**(6,518,522)**	(8,629,519)
Income tax expense	21	**-**	-
Loss for the year		**(6,518,522)**	(8,629,519)
Other comprehensive loss for the year			
Item that may be reclassified subsequently to profit or loss:			
Exchange differences arising on translation of foreign operations		**(645)**	(9,867)
Other comprehensive loss for the year, net of income tax		**(645)**	(9,867)
Total comprehensive loss for the year		**(6,519,167)**	(8,639,386)
Loss for the year attributable to:			
- Owners of the Company		**(6,402,546)**	(8,343,200)
- Non-controlling interests		**(115,976)**	(286,319)
		(6,518,522)	(8,629,519)
Total comprehensive loss attributable to:			
- Owners of the Company		**(6,385,453)**	(8,359,175)
- Non-controlling interests		**(133,714)**	(280,211)
		(6,519,167)	(8,639,386)

Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2025 and 2024

	Share capital HK$	Capital reserve HK$ (Note a)	Translation reserve HK$	Accumulated losses HK$	Total HK$	Non-controlling interests HK$	Total equity HK$
At January 1, 2024	100,000	-	-	(1,737,999)	(1,637,999)	-	(1,637,999)
Loss for the year	-	-	-	(8,343,200)	(8,343,200)	(286,319)	(8,629,519)
Other comprehensive income (loss), net of income tax:							
Item that may be reclassified subsequently to profit or loss:							
Exchange differences arising on translation of foreign operations	-	-	(15,975)	-	(15,975)	6,108	(9,867)
Total comprehensive loss for the year	-	-	(15,975)	(8,343,200)	(8,359,175)	(280,211)	(8,639,386)
Issue of shares upon conversion of convertible loan (Note 9)	57,001	7,152,595	-	-	7,209,596	-	7,209,596
Share allotment	10,059	(10,059)	-	-	-	-	-
At December 31, 2024	167,060	7,142,536	(15,975)	(10,081,199)	(2,787,578)	(280,211)	(3,067,789)

Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2025 and 2024

	Share capital HK$	Capital reserve HK$ (Note a)	Translation reserve HK$	Accumulated losses HK$	Total HK$	Non-controlling interests HK$	Total equity HK$
At January 1, 2025	167,060	7,142,536	(15,975)	(10,081,199)	(2,787,578)	(280,211)	(3,067,789)
Loss for the year	-	-	-	(6,402,546)	(6,402,546)	(115,976)	(6,518,522)
Other comprehensive income (loss), net of income tax:							
Item that may be reclassified subsequently to profit or loss:							
Exchange differences arising on translation of foreign operations	-	-	17,093	-	17,093	(17,738)	(645)
Total comprehensive loss for the year	-	-	17,093	(6,402,546)	(6,385,453)	(133,714)	(6,519,167)
Issue of shares upon conversion of convertible promissory notes (Note 10)	9,264	3,796,986	-	-	3,806,250	-	3,806,250
Share allotment	8,950	(8,950)	-	-	-	-	-
At December 31, 2025	**185,274**	**10,930,572**	**1,118**	**(16,483,745)**	**(5,366,781)**	**(413,925)**	**(5,780,706)**

Note:

(a) Capital reserve represents the excess of the value of convertible loan and convertible promissory notes converted over the nominal value of the shares of the Company issued at a premium and the value of share allotment for anti-dilution.

Consolidated Statements of Cash Flows
For the years ended December 31, 2025 and 2024

	2025 HK$	2024 HK$
OPERATING ACTIVITIES		
Loss before tax	**(6,518,522)**	(8,629,519)
Adjustments for:		
Depreciation of plant and equipment	**297,748**	297,748
Depreciation of right-of-use assets	**1,001,175**	1,032,072
Finance costs	**909,476**	1,398,370
Interest income	**(353)**	(1,536)
Unrealised gain on change of fair value of embedded derivatives of convertible loan, net	**-**	(44,432)
Gain on initial recognition of convertible promissory notes	**-**	(754,729)
Gain on lease termination	**-**	(1,331)
Impairment losses under expected credit loss model, net	**1,262,831**	349,329
Operating cash flows before working capital changes	**(3,047,645)**	(6,354,028)
Decrease (increase) in inventories	**272,122**	(3,054,256)
Decrease (increase) in trade receivables	**90,000**	(576,000)
Decrease (increase) in prepayments, deposits and other receivables	**864,986**	(1,527,614)
Increase in trade payables	**1,260,052**	143,140
Increase in accruals and other payables	**1,374,331**	967,956
Increase in amounts due to the directors	**125,000**	55,250
Increase (decrease) in amount due to a related company	**518,462**	(333,040)
NET CASH FROM (USED IN) OPERATING ACTIVITIES	**1,457,308**	(10,678,592)
INVESTING ACTIVITIES		
Interest received	**353**	1,536
Purchase of plant and equipment	**-**	(84,985)
NET CASH FROM (USED IN) INVESTING ACTIVITIES	**353**	(83,449)
FINANCING ACTIVITIES		
Issuance of convertible promissory notes	**-**	4,000,000
Repayment of lease liabilities	**(601,000)**	(594,114)
New loans from the directors raised	**-**	5,900,000
New loan from a related company raised	**540,000**	-
Interest paid	**(95,000)**	(201,886)
NET CASH (USED IN) FROM FINANCING ACTIVITIES	**(156,000)**	9,104,000

Consolidated Statements of Cash Flows
For the years ended December 31, 2025 and 2024

	2025 **HK$**	2024 HK$
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	**1,301,661**	(1,658,041)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	**93,371**	1,762,528
Effect of foreign exchange rate change	**1,113**	(11,116)
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR, represented by bank balances and cash	**1,396,145**	93,371

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

1. ORGANISATION AND PRINCIPAL ACTIVITIES

New Energy Asia Pacific Company Limited (the "Company") is a private company incorporated in Hong Kong with limited liability.

The address of the registered office of the Company is located at Workshop No.5, G/F, Hi Yip Factory Building, 4-6 Hi Yip Street, 12-18 Wang Yip Street West, Yuen Long, Hong Kong.

The principal activity of the Company is trading of construction machinery, electric vehicles and accessories. The principal activities of the subsidiary is sales of cars and related parts, photovoltaic equipment in the People's Republic of China (the "PRC").

The directors of the Company (the "Directors") considered that the Company's holding company to be Lik Fong HK Limited, which is incorporated in Hong Kong.

The consolidated financial statements are presented in Hong Kong dollar ("HK$"), which is also the functional currency of the Company and the Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Principal of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary. All intercompany transactions, balances and unrealised profit and losses have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management of the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates. The Group's management made their estimates based on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in facts and circumstances may result in revised estimates.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES – Continued

Going concern

The Group incurred a loss of HK$6,518,522 for the year ended December 31, 2025 and, as of that date, the Group had net current liabilities of HK$5,274,589 and net liabilities of HK$5,780,706. These conditions indicate the existence of a material uncertainty which may cast significant doubt about the Group's ability to continue as a going concern. Therefore, the Group may be unable to realise its assets and discharge its liabilities in the normal course of business.

These consolidated financial statements have been prepared on a going concern basis, the validity of which depends upon the financial support of the shareholders, at a level sufficient to finance the working capital requirements of the Group. The shareholders have agreed to provide adequate funds for the Group to meet its liabilities in full as they fall due. The Company has obtained the undertaking from its director, Wong Hei, and the related company, Alset Business Development Pte. Ltd., not to demand repayment of loan from a director and loan from a related company until such time when repayment will not affect the ability of the Company to repay other creditors in the normal course of business. Furthermore, the Company will, at its discretion, settle the balance of convertible promissory note by the issuance of new ordinary shares. The Directors are therefore of the opinion that it is appropriate to prepare the consolidated financial statements on a going concern basis. Should the Group be unable to continue as a going concern, adjustments would have to be made to the consolidated financial statements to adjust the value of the Group's assets to their recoverable amounts, to reclassify the non-current assets and liabilities as current assets and liabilities, respectively and to provide for any further liabilities which might arise. The effects of these adjustments have not been reflected in the consolidated financial statements.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

The depreciable amount of an item of plant and equipment is allocated on a systematic basis over its estimated useful life using the straight-line method. The principal annual rates used for depreciation are as follows:

Leasehold improvement	Over the lease terms
Computer equipment	3 years

Inventories

Inventories consisting of products available for sale with cost determined using the first-in first-out method. Net realisable value is based on estimated settling prices in the ordinary course of business, less reasonable predictable transportation cost. Written-down is recorded when future estimated net realisable value is less than cost, which is recorded in cost of revenues in consolidated statement of operations and other comprehensive loss.

Inventory write-down is estimated based on significant management estimates and assumptions used to determine the write-down percentages that are applied to different aging groups and assess the condition of the merchandises within each category. In determining the write-down percentages of inventories, the Group takes into considerations of factors, such as inventories' aging, historical trends and forecasted demands, expected selling prices and future promotional events.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Trade receivables, net

Trade receivables are mainly receivables from sales of products, which are stated at historical carrying amount net of allowance for uncollectible accounts. The Group makes estimate of expected credit losses for the allowance for credit losses based on assessment of various factors, including historical experience, the age of the trade receivables balances, probabilities of default and loss given default rates of different types of trade receivables in each business, credit quality of certain trade receivables, current economic conditions, reasonable and supportable forecasts of future economic conditions and other factors that may affect its ability to collect from the counterparties. Uncollectable trade receivables are written off when a settlement is reach for an amount that is less than the outstanding historical balance or when the Group has determined that is not probable for the balance to be collected.

Prepayments and deposits, net

The Group makes estimates of expected credit loss for the allowance of deposits based on assessment of various factors, including probability of default and loss given default rate of differences types of deposits in each business, current economic conditions, reasonable and supportable forecast of future economic conditions and other factors that may affect its ability from the counterparties. Uncollectable other receivables are written off when a settlement is reached for an amount that is less than the outstanding balance or when the Group has determined that it is probable the balance will not be collected.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, time deposit and highly liquid investments with maturity of less than three months.

Leases

The Group leases office space and warehouses under operating leases for terms ranging from short term (under 12 months) to 3 years.

From the Perspective of Lessee

The Group determines whether a contract contains a lease at contract inception. A contract contains a lease if there is an identified asset and the Group has the right to control the use of the identified asset.

At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognises the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial procession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

A lease liability is recognised for future fixed lease payments and right-of-use ("ROU") assets representing the right to use the underlying asset during the lease term.

Notes to the Consolidated Financial Statements For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Leases – continued

From the Perspective of Lessee – continued

The Group uses the incremental borrowing rate in determining the present value of lease payments, unless the implicit rate is readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. If lease terms include options to extend or terminate the lease, the ROU asset and lease liability are measured considering such options when it's reasonably certain they could be exercised.

The Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as operating lease liabilities, current and operating lease liabilities, non-current, respectively, in the consolidated balance sheets.

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses includes rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.

Repayments of operating liabilities, variable lease payments and short-term lease payments are classified in operating activities.

The Group has made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognised on the consolidated balance sheets. Short-term leases are not significant in comparison to the Group's overall lease portfolio. Payments related to those leases continue to be recognised in the consolidated statements of operations and other comprehensive loss on a straight-line basis over the lease term.

Convertible loan

A conversion option that will be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company's own equity instruments is a conversion option derivative.

At the date of issue, both the debt component and derivative components are recognised at fair value. In subsequent periods, the debt component of the convertible loans is carried at amortised cost using the effective interest method. The derivative component is measured at fair value with changes in fair value recognised in profit or loss.

Transaction costs that relate to the issue of the convertible loans are allocated to the debt and derivative components in proportion to their relative fair values. Transaction costs relating to the derivative component are charged to profit or loss immediately. Transaction costs relating to the debt component are included in the carrying amount of the debt portion and amortised over the period of the convertible loans using the effective interest method.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Convertible promissory notes

A conversion option that will be settled other than by the exchange of a fixed amount of cash or another financial asset for a fix number of the Company's own equity instruments is a conversion option derivative.

At the date of issue, both the debt component and derivative components are recognised at fair value. In subsequent periods, the debt component of the convertible promissory notes is carried at amortised cost using the effective interest method. The derivative component is measured at fair value with changes in fair value recognised in profit or loss.

Transaction costs that relate to the issue of the convertible promissory notes are allocated to the debt and derivative components in proportion to their relative fair values. Transaction costs relating to the derivative component are charged to profit or loss immediately. Transaction costs relating to the debt component are included in the carrying amount of the debt portion and amortised over the period of the convertible promissory notes using the effective interest method.

The convertible promissory notes will initially measure at fair value less directly attributable transaction costs and subsequently measured at amortised costs, using the effective interest method once the conversion option was not yet be determined at the date of issue and up to the ended of the reporting period.

Fair value measurement

FASB ASC 820-10 "Fair Value Measurements" defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This ASC also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The accounting guidance establishes a fair value hierarchy that requires an entity to maximise the use of observable inputs and minimise the use of unobservable inputs when measuring fair value. The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable data by correlation or other means.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Fair value measurement – continued

Level 3

Inputs that are unobservable for the assets and liabilities.

The carrying value of trade and other receivables and accrued expenses approximates to their fair value due to their short-term maturity.

Revenue recognition

The Group recognises revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Group expects to receive in exchange for those goods or services. For revenue recognition, the Group evaluates the arrangements within the scope of Topic 606 and performs the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligation in the contract, (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract and (5) recognise revenue when (or as) the entity satisfy a performance obligation.

(i) sale of goods is recognised when the goods are delivered and the risks and rewards or ownership have passed to the customer; and

(ii) interest income is recognised on a time proportion basis taking into account the principal outstanding and the interest applicable.

Cost of revenue

Cost of revenues consists primarily of cost of merchandises sold and cost related to logistics service for carriage inwards.

Foreign currency transactions and translations

The functional currency of the Group is Hong Kong dollar ("HK$"). Foreign currency denominated monetary assets and liabilities are translated into functional currency at the prevailing exchange rates as of the balance sheet date. Transactions in foreign currencies are translated in the functional currency at the applicable rates of exchanges prevailing on the date transactions occurred. Transaction gains and losses are recognised in the statement of operations and comprehensive income.

Administrative expense

Administrative expenses primary consist of Group's professional fees, directors' remuneration and depreciation expenses.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Taxation

Current income taxes are provided in accordance with the laws of the relevant taxing authorities. As part of the process of preparing the consolidated financial statements, the Group is required to estimate its income taxed in each of the jurisdictions in which it operates. The Group accounts for income taxes using the liabilities method. Under this method, deferred income taxes are recognised for tax consequences in future years of difference between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements at the end of each reporting period and tax loss carry forwards. Deferred tax assets and liabilities measured using enacted tax rates are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realised.

Borrowing costs

Borrowing costs are recognised as an expense in the period in which they are incurred.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.

Provision

Provisions are recognised when the Group has a present obligation as a result of a past event, it is probable that the Group will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the reasonable estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account risks and uncertainties surrounding the obligation.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Recent Accounting Pronouncements

In the current year, the Group has applied the following Accounting Standards Updates ("ASUs") issued by the Financial Accounting Standards Board (United States) ("FASB") for the first time, which are mandatorily effective for the Group's annual period beginning on January 1, 2025 for the preparation of the consolidated financial statements.

ASU 2023-08	Intangibles – Goodwill and Other – Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets
ASU 2023-09	Income Tax (Topic 740): Improvements to Income Tax Disclosures
ASU 2024-01	Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards
ASU 2024-02	Codification Improvements – Amendments to Remove References to the Concepts Statements

The application of the ASUs in the current year has had no material impact on the Group's and Company's financial positions and performance for the current and prior years and/or on the disclosures set out in these consolidated financial statements.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

2. SUMMARY OF SIGNIFICANT ACCOUNTING REPORTING POLICIES – Continued

Recent Accounting Pronouncements – continued

The Group has not early applied the following ASUs that have been issued but are not yet effective:

ASU 2023-06	Disclosure improvements: Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative[1]
ASU 2024-03	Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40)[2]
ASU 2025-05	Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets[1]
ASU 2025-06	Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40)[3]

[1] Effective for annual periods beginning on or after December 15, 2025
[2] Effective for annual periods beginning on or after December 15, 2026
[3] Effective for annual periods beginning on or after December 15, 2027

The Directors anticipate that the application of all new ASUs will have no material impact on the consolidated financial statements in the foreseeable future.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

3. CAPITAL STRUCTURE

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern while maximising the return to owners through the optimisation of the debt and equity balance. The management reviews the capital structure by considering the cost of capital and the risks associated with each class of capital. In view of this, the Group will balance its overall capital structure through the payment of dividends, new share issues as well as the issue of new debt as it sees fit and appropriate. The Group's overall strategy remains unchanged from prior year.

During the years ended December 31, 2025 and 2024, the Group's strategy was to maintain the gearing ratio as low as feasible.

The gearing ratio was calculated by the net debts of the Group over the total adjusted capital at the end of the reporting period was as follow:

	2025 **HK$**	2024 HK$
Convertible promissory notes	**4,114,682**	7,333,137
Amounts due to the directors	**180,250**	55,250
Amount due to a related company	**499,475**	-
Loans from the directors	**5,900,000**	5,900,000
Loan from a related company	**540,000**	-
Lease liabilities	**1,940,094**	2,457,557
Total debts	**13,174,501**	15,745,944
Less: Cash and cash equivalents	**(1,396,145)**	(93,371)
Net debt	**11,778,356**	15,652,573
Total deficit	**(5,780,706)**	(3,067,789)
Total adjusted capital	**5,997,650**	12,584,784
Gearing ratio	**1.96**	1.24

Neither the Company nor its subsidiary are subject to externally imposed capital requirements.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

4. PLANT AND EQUIPMENT

	Leasehold improvement HK$	Computer Equipment HK$	Total HK$
COST			
At January 1, 2024	709,134	-	709,134
Additions during the year	65,000	19,985	84,985
At December 31, 2024 and **December 31, 2025**	**774,134**	**19,985**	**794,119**
ACCUMULATED DEPRECIATION			
At January 1, 2024	(22,160)	-	(22,160)
Provided for the year	(291,087)	(6,661)	(297,748)
At December 31, 2024	(313,247)	(6,661)	(319,908)
Provided for the year	(291,087)	(6,661)	(297,748)
At December 31, 2025	**(604,334)**	**(13,322)**	**(617,656)**
CARRYING AMOUNTS			
At December 31, 2025	**169,800**	**6,663**	**176,463**
At December 31, 2024	460,887	13,324	474,211

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

5. RIGHT-OF-USE ASSETS

	Leased properties HK$
As at December 31, 2025	
Carrying amount	**438,188**
As at December 31, 2024	
Carrying amount	1,439,363
For the year ended December 31, 2025	
Depreciation charge	**(1,001,175)**
For the year ended December 31, 2024	
Depreciation charge	(1,032,072)

	2025 HK$	2024 HK$
Lease termination	**-**	10,299
Expense relating to short-term leases	**101,925**	518,041
Total cash outflow for leases	**797,925**	1,314,041

For both years, the Group leases office for its operations. Lease contract is entered into for fixed term ranging from 2 to 3 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. In determining the lease term and assessing the length of the non-cancellable period, the Group applies the definition of a contract and determines the period for which the contract is enforceable.

6. INVENTORIES

Inventories comprise entirely of electric chargers, environmental friendly construction machineries and electric vehicles for trade.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

7. TRADE RECEIVABLES, PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

	2025 **HK$**	2024 HK$
Trade receivables		
- Contract with customers	**1,609,014**	1,699,014
Less: allowance for credit losses	**(1,609,014)**	(345,822)
	-	1,353,192
Prepayments	**2,680,755**	3,527,275
Deposits	**1,373,515**	1,373,515
VAT receivables	**-**	11,078
	4,054,270	4,911,868
Less: allowance for credit losses	**(33,865)**	(33,857)
Prepayments, deposits and other receivables, net	**4,020,405**	4,878,011

All the trade and other receivables are expected to be recovered within one year or recognised as expense within one year.

Note:

The Group did not grant the credit term to customer and all invoices are due on the date of delivery (2024: Nil).

The following is an aged analysis of trade receivables net of allowance for credit losses, presented based on the invoice dates:

	2025 **HK$**	2024 HK$
0 - 30 days	**-**	564,771
31 - 60 days	**-**	-
61 – 90 days	**-**	-
91 – 180 days	**-**	-
Over 180 days	**-**	788,421
	-	1,353,192

At December 31, 2025, included in the Group's trade receivables balance are debtor with aggregate gross amount of HK$1,609,014 (2024: HK$1,123,014) which are past due at the reporting date. The Group does not hold any collateral over this balance.

Details of impairment assessment of trade and other receivables are set out in Note 22(b).

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

8. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include demand deposits for the purpose of meeting the Group's short-term cash commitment, which carry interest at market rates at 1-5% per annum (2024: 1-5% per annum).

Details of impairment assessment of bank balances are set out in Note 22(b).

9. CONVERTIBLE LOAN

(a) Movement of the components of the convertible loan

The movement in the liability and derivative components of the convertible loan during the years ended December 31, 2025 and 2024 are set out below:

	Notes	Liability component HK$	Derivative component Gross HK$	Derivative component Deferred day one gain HK$	Derivative component Net HK$	Total HK$
At January 1, 2024		6,912,876	23,376	304,801	328,177	7,241,053
Amortisation of deferred day one gain in profit or loss		-	-	(44,432)	(44,432)	(44,432)
Interest expenses (Note 19)		12,975	-	-	-	12,975
Issue of shares upon conversion	(i)	(6,925,851)	(23,376)	(260,369)	(283,745)	(7,209,596)
At December 31, 2024 and 2025		-	-	-	-	-
Total gain for the year included in profit or loss on change in fair value of embedded derivatives of convertible loan						
- Year ended December 31, 2025		-	-	-	-	-
- Year ended December 31, 2024		-	-	(44,432)	(44,432)	(44,432)

Notes:

(i) Issue of shares upon conversion of convertible loan

In February 2024, the convertible loan holder exercised an option to convert the outstanding interest payable and principal in aggregated of HK$7,209,596 by issuing the Company's new ordinary shares of 57,001, equivalent to 34.1% of the enlarged share capital of the Company.

Notes to the Consolidated Financial Statements For the year ended December 31, 2025

10. CONVERTIBLE PROMISSORY NOTES

	2025 HK$	2024 HK$
Convertible promissory notes (Note)	**4,114,682**	7,333,137

Note:

In November 2023, the Company entered into an agreement with Wong Hei, who was appointed as director of the Company on 28 February 2024, to issue the convertible promissory notes in aggregated amount of HK$8,000,000. The first promissory note of HK$4,000,000 had been issued in December 2023 and the remaining promissory note of HK$4,000,000 was issued in March 2024. The convertible promissory notes are unsecured, interest bearing at 6% per annum and repayable no later than October 31, 2026 with options to convert the outstanding amount to the Company's share capital during the period from the time of convertible promissory notes issued by the Company to October 31, 2026.

Upon the issuance of the first promissory note of HK$4,000,000 (the "CPN 1"), a gain on initial recognition of convertible promissory notes of HK$804,131 was recognised in profit or loss for the year ended December 31, 2023. The effective interest rate for CPN 1 is 15.02%. On 1 March 2024, the second promissory note of HK$4,000,000 (the "CPN 2") was issued, a gain on initial recognition of convertible promissory notes of HK$754,729 was recognised in profit or loss for the year ended December 31, 2024. The effective interest rate for CPN 2 is 13.78%.

In March 2025, the convertible promissory note holder exercised an option to convert the outstanding interest payable and principal of CPN 1 in aggregated of HK$3,806,250 by issuing the Company's new ordinary shares of 9,264 new ordinary shares of the Company.

11. LEASE LIABILITIES

	2025 HK$	2024 HK$
Lease liabilities payable:		
Within one year	**1,940,094**	1,697,675
Within a period of more than one year but not more than two years	**-**	759,882
	1,940,094	2,457,557
Less: Amount due for settlement within 12 months shown under current liabilities	**(1,940,094)**	(1,697,675)
Amount due for settlement after 12 months shown under non-current liabilities	**-**	759,882

The weighted average incremental borrowing rate applied to lease liability is ranging from 13.18% to 15.81% (2024:13.18% to 15.81%).

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

12. AMOUNT DUE FROM (TO) A RELATED COMPANY / THE DIRECTORS

The amount due from (to) a related company and the directors are unsecured, non-interest bearing and repayable on demand.

Particulars of amount due from a related company are as follows:

	Maximum amount outstanding during the period HK$	**2025 HK$**	2024 HK$
TEWATT International Company Limited (Note)	**18,987**	**-**	18,987
Less: allowance for credit losses		**-**	(369)
		-	18,618

Note:

TEWATT International Company Limited has the common director with the Company, Ms. Li Lai Lai.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

13. LOANS FROM THE DIRECTORS AND REALATED COMPANY

Borrowings comprise:	**Maturity date**	**2025 HK$**	2024 HK$
Fixed-rate borrowings:			
Loan from the directors:			
8% unsecured other borrowing with principal amount of HK$1,000,000 (Note a)	**27 June 2027**	**1,000,000**	1,000,000
8% unsecured other borrowing with principal amount of HK$600,000 (Note b)	**7 February 2025**	**600,000**	600,000
8% unsecured other borrowing with principal amount of HK$500,000 (Note b)	**8 June 2025**	**500,000**	500,000
8% unsecured other borrowing with principal amount of HK$3,800,000 (Note b)	**10 December 2024**	**3,800,000**	3,800,000
		5,900,000	5,900,000
Loan from a related company:			
8% unsecured other borrowing with principal amount of HK$540,000 (Note c)	**22 January 2026**	**540,000**	-

Notes:

(a) The unsecured other borrowing was obtained from the Director, Mr. Chan Heng Fai Ambrose.
(b) The unsecured other borrowing was obtained from the Director, Mr. Wong Hei.
(c) The unsecured other borrowing was obtained from the related company, Alset Business Development Pte. Ltd. Mr. Chan Heng Fai Ambrose is the common director of Alset Business Development Pte. Ltd. and the Company.

14. DEFERRED TAX

The Group has unused tax losses of HK$9,756,638 (2024: HK$7,216,552) available for offsetting against future taxable profits of the companies in which the losses arose. No deferred tax asset has been recognised in respect of the unused tax losses due to unpredictability of future profit streams.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

15. SHARE CAPITAL

	Number of ordinary shares	Amount HK$
Issued and fully paid:		
At January 1, 2024	100,000	100,000
Issue of shares upon conversion of convertible loan (Note)	67,060	67,060
At December 31, 2024	167,060	167,060
Issue of shares upon conversion of convertible promissory note (Note)	18,214	18,214
At December 31, 2025	**185,274**	**185,274**

Note: On 19 February 2024, the Company's convertible loan with aggregated carrying value of HK$7,209,596 were converted into 57,001 ordinary shares of the Company at the conversion price of USD 1million equivalent to 30% of the Company's shares and the Company issued 10,059 new ordinary shares to the existing shareholders for anti-dilution simultaneously.

On 3 March 2025, the Company's CPN1 with aggregated carrying value of HK$3,806,250 were converted into 9,264 ordinary shares of the Company and the Company issued 8,950 new ordinary shares to the existing shareholders for anti-dilution simultaneously.

The new shares rank pari passu with the existing shares in all respects.

16. REVENUE

An analysis of the Group's revenue is as follows:

	2025 HK$	2024 HK$
Sale of goods	**7,238,826**	5,231,372

17. OTHER REVENUE

	2025 HK$	2024 HK$
Bank interest income	**353**	1,536
Gain on lease termination	**-**	1,331
Gain on initial recognition of convertible promissory notes	**-**	754,729
Others	**92,898**	9,647
	93,251	767,243

Notes to the Consolidated Financial Statements For the year ended December 31, 2025

18. IMPAIRMENT LOSSES UNDER EXPECTED CREDIT LOSS MODEL, NET

	2025 HK$	2024 HK$
Impairment loss on trade receivables	**1,263,192**	329,112
Impairment loss on deposits	**8**	19,848
(Reversal of impairment) impairment loss on amount due from a related company	**(369)**	369
	1,262,831	349,329

19. FINANCE COSTS

	2025 HK$	2024 HK$
Interest expenses on convertible loan	**-**	12,975
Interest expenses on convertible promissory notes	**587,795**	888,924
Interest expenses on loans from the directors	**102,548**	147,179
Interest expenses on loan from a related company	**40,596**	-
Interest expenses on lease liabilities	**178,537**	349,292
	909,476	1,398,370

20. LOSS BEFORE TAX

	2025 HK$	2024 HK$
Loss before tax is arrived at after charging:		
Auditor's remuneration	**85,000**	74,000
Cost of inventories sold	**4,968,501**	5,082,360
Directors' remuneration	**132,100**	133,550
Depreciation on plant and equipment	**297,748**	297,748
Depreciation on right-of-use assets	**1,001,175**	1,032,072

21. INCOME TAX EXPENSE

No Hong Kong profits tax had been provided in these consolidated financial statements as the Group sustained tax loss during the year (2024: Nil).

Pursuant to the PRC Income Tax Law and the respective regulations, the subsidiary which operates in the PRC are subject to corporate income tax at a rate of 25% on the taxable income. No provision for PRC income tax has been made for the Group's operation in PRC as such operation did not generate any assessable profits for tax purpose for the year ended December 31, 2025 (2024: Nil).

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

21. INCOME TAX EXPENSE - Continued

Under the Enterprise Income Tax Law of PRC, withholding tax is imposed on dividends declared in respect of profits earned by PRC subsidiary from January 1, 2008 onwards. Deferred taxation has not been provided in the consolidated financial statements in respect of temporary differences attributable to accumulated profits of the PRC subsidiary as the Group is able to control the timing of the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

The income tax expense for the years can be reconciled to the loss before tax per the consolidated statements of operations and other comprehensive loss as follows:

	2025 **HK$**	2024 HK$
Loss before tax	**(6,518,522)**	(8,629,519)
Tax at Hong Kong Profits Tax rate of 16.5%	**(1,075,556)**	(1,423,871)
Tax effect of income not taxable for tax purpose	**(15,026)**	(132,147)
Tax effect of expenses not deductible for tax purpose	**666,962**	772,115
Tax effect of temporary difference not recognised	**43,938**	43,155
Tax effect of different tax rates of subsidiary	**(39,432)**	(97,348)
Tax effect of estimated tax loss not recognised	**419,114**	838,096
Income tax expense for the year	**-**	-

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS

(a) Categories of financial instruments

	2025 HK$	2024 HK$
Financial assets		
Amortised cost	**2,735,795**	2,804,839
Financial liabilities		
Amortised cost	**17,513,829**	17,295,840

(b) Financial risk management objectives and policies

The Group's major financial instruments include trade receivables, deposits, amount due from (to) a related company, cash and cash equivalents, convertible promissory notes, trade payables, accruals and other payables, amounts due to the directors, loans from the directors, loan from a related company and lease liabilities. Details of the financial instruments are disclosed in respective notes. The risks associated with these financial instruments include market risk (interest rate risk and other price risk), credit risk and liquidity risk. The policies on how to mitigate these risks are set out below. The Directors manage and monitor these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Market risk

(i) Interest rate risk

The Group currently does not have any interest rate hedging policy. However, the management monitors interest exposure and will consider hedging significant interest rate exposure should the need arise.

Bank balances are excluded from sensitive analysis as the Directors consider that the exposure of cash flow interest rate risk arising from variable-rate bank balances is insignificant.

(ii) Other price risk

The Group is exposed to price risk in fair value of conversion rights of the convertible loan and convertible promissory notes. A rise of the stock price will be accompanied by an increase in the fair value of the conversion rights which will increase the loss on the change of fair value of embedded derivatives of the convertible loan. For details of the convertible loan and convertible promissory notes, refer to Note 9 and 10, respectively.

The sensitivity analyses have been determined based on the exposure to equity price risk at the reporting date. Sensitivity analyses for conversion rights of the convertible loan with fair value measurement categorised within Level 3 are set out below in this note.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Market risk - continued

(iii) Credit risk and impairment assessment

Credit risk refers to the risk that the Group's counterparties default on their contractual obligations resulting in financial losses to the Group. The Group's credit risk is primarily attributable to trade receivables, other receivables and deposits and bank balances. The Group does not hold any collateral or other credit enhancements to cover its credit risk associated with its financial assets.

Trade receivables

The management of the Group manages and analyses the credit risk for each of their new and existing customers before standard payment terms and conditions are offered. The management assesses the credit quality of each customer based on customer background information, financial position, past experience and relevant factors. The Group also reviews from time to time the credit rating of the customers.

The Group's concentration of credit risk by geographical locations is mainly in Hong Kong which accounted for 100% of the total trade receivables as at December 31, 2025. In order to minimise the credit risk, the management of the Group has delegated a team responsible for determination of credit limits and credit approvals.

In addition, the Group performs impairment assessment under ECL model on trade receivables individually. The Group has applied the simplified approach to measure the loss allowance at lifetime ECL. The Group applied internal credit risk rating for its customers as part of the Group's credit risk management. Impairment loss of HK$1,263,192 (2024: HK$329,112) was recognised during the year. Details of the quantitative disclosures are set out below in this note.

Other financial assets

For other financial assets, the Directors make periodic individual assessment on the recoverability of other financial assets based on historical settlement records, past experience, and also quantitative and qualitative information that is reasonable and supportive forward-looking information.

Reversal of impairment of HK$361 (2024: impairment loss of HK$20,217) was recognised during the year. Details of the quantitative disclosures are set out below in this note.

Bank balances

Credit risk on bank balances is limited because the counterparties are reputable banks with high credit ratings assigned by international credit agencies. The Group assessed 12m ECL for bank balances by reference to information relating to probability of default and loss given default of the respective credit rating grades published by external rating agencies. The 12m ECL on bank balances is considered to be insignificant and therefore no loss allowance was recognised.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Market risk - continued

(iii) Credit risk and impairment assessment - continued

Bank balances - continued

The Group's internal credit risk grading assessment comprises the follow categories:

Internal credit rating	Description	Trade receivables	Other financial assets
Low risk	The counterparty has a low risk of default and does not have any past-due amounts	Lifetime ECL - not credit-impaired	12m ECL
Watch list	Debtor frequently repays after due dates but usually settle in full	Lifetime ECL - not credit-impaired	12m ECL
Doubtful	There have been significant increases in credit risk since initial recognition through information developed internally or external resources	Lifetime ECL - not credit-impaired	Lifetime ECL - not credit-impaired
Loss	There is evidence indicating the asset is credit impaired	Lifetime ECL - credit-impaired	Lifetime ECL - credit-impaired
Write-off	There is evidence indicating that the debtor is in severe financial difficulty and the Group has no realistic prospect of recovery	Amount is written-off	Amount is written-off

The table below details the credit risk exposures of the Group's financial assets, which are subject to ECL assessment at gross carrying amount:

	Note	External credit rating	Internal credit rating	12-month or lifetime ECL	2025 HK$	2024 HK$
Financial assets at amortised costs						
Bank balances	8	Aaa	N/A	12m ECL	**1,245,233**	30,934
Trade receivables	7	N/A	N/A	Lifetime ECL (not credit-impaired)	-	576,000
				Lifetime ECL (credit-impaired)	**1,609,014**	1,123,014
Amount due from a related company	12	N/A	N/A	12m ECL	-	18,987
Deposits	7	A - B	Low risk	12m ECL	**1,373,515**	1,373,515

Notes to the Consolidated Financial Statements For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Market risk - continued

(iii) Credit risk and impairment assessment - continued

	Expected loss rate	Gross carrying amount HK$	ECL allowance HK$	Net carrying amount HK$
As at December 31, 2025				
Trade receivables				
- Current (not past due)	**-**	**-**	**-**	**-**
As at December 31, 2024				
Trade receivables				
- Current (not past due)	1.95%	576,000	(11,229)	564,771

Note 1:

The Group performs impairment assessment under ECL model on trade receivables individually. The following tables show the movement in lifetime ECL that has been recognised for trade receivables under the simplified approach:

	Lifetime ECL (not credit-impaired) HK$	Lifetime ECL (Credit-impaired) HK$	Total HK$
At January 1, 2024	16,710	-	16,710
Change due to financial instruments recognised as at January 1, 2024:			
- Impairment losses recognised	-	317,883	317,883
- Transfer to credit-impaired	(16,710)	16,710	-
New financial assets originated	11,229	-	11,229
At December 31, 2024	11,229	334,593	345,822
Change due to financial instruments recognised as at January 1, 2025:			
- Impairment losses recognised	-	1,263,192	1,263,192
- Transfer to credit-impaired	(11,229)	11,229	-
At December 31, 2025	**-**	**1,609,014**	**1,609,014**

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Market risk - continued

(iii) Credit risk and impairment assessment - continued

Change in loss allowance for trade receivables are mainly due to:

	2025	
	Decrease in Lifetime ECL (not credit-impaired) HK$	**Increase in Lifetime ECL (Credit-impaired) HK$**
Change in parameters	**-**	**1,263,192**
Trade receivables with a gross carrying amount of HK$576,000 defaulted and transferred to credit-impaired	**(11,229)**	**11,229**

	2024	
	Increase (Decrease) in Lifetime ECL (not credit-impaired) HK$	Increase in Lifetime ECL (Credit-impaired) HK$
Change in parameters	-	317,883
Trade receivables with a gross carrying amount of HK$1,123,014 defaulted and transferred to credit-impaired	(16,710)	16,710
New trade receivables with gross carrying amount of HK$576,000	11,229	-

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Market risk - continued

(iii) Credit risk and impairment assessment - continued

Note 2:

The following tables show reconciliation of loss allowances that has been recognised for other financial assets (included deposits and amount due from a related company):

	12m ECL HK$
At January 1, 2024	14,009
Change due to financial instruments recognised as at January 1, 2024:	
- Impairment losses recognised	18,511
- Impairment losses reversed	(25)
New other financial assets originated	1,731
At December 31, 2024	34,226
Change due to financial instruments recognised as at January 1, 2025:	
- Impairment losses recognised	8
- Impairment losses reversed	(369)
At December 31, 2025	**33,865**

Change in loss allowance for other financial assets are mainly due to:

	2025	2024
	Increase (decrease) in 12m ECL HK$	Increase (decrease) in 12m ECL HK$
Change in parameters	**8**	18,511
Settlement of other receivables with gross carrying amount of HK$18,987 (2024: HK$8,200)	**(369)**	(25)
New other financial assets with gross carrying amount of HK$Nil (2024: HK$105,502)	**-**	1,731

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Liquidity risk

In the management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the Directors to finance the Group's operations and mitigate the effects of fluctuations in cash flows.

The Group is exposed to liquidity risk as the Group had net liabilities of HK$5,780,706 as at December 31, 2025. The liquidity of the Group primarily depends on the future funding being available and the ability of the Group to meet its financial obligations as they fall due. Details of which are set out in Note 2 to the consolidated financial statements.

The following table details the Group's remaining contractual maturity for its financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows. The maturity dates for other non-derivative financial liabilities are based on the agreed repayment dates.

	2025			
	Within 1 year or on demand HK$	More than 1 year but less than 5 years HK$	Total contractual undiscounted cash flow HK$	Carrying amount HK$
Trade payables	1,403,192	-	1,403,192	1,403,192
Accruals and other payables	2,936,136	-	2,936,136	2,936,136
Amounts due to the directors	180,250	-	180,250	180,250
Amount due to a related company	499,475	-	499,475	499,475
Loans from the directors	4,900,000	1,119,233	6,019,233	5,900,000
Loan from a related company	542,604	-	542,604	540,000
Convertible promissory note	4,200,000	-	4,200,000	4,114,682
Lease liabilities	1,962,000	-	1,962,000	1,940,094
	16,623,657	1,119,233	17,742,890	17,513,829

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

Liquidity risk - continued

	2024			
	Within 1 year or on demand HK$	More than 1 year but less than 5 years HK$	Total contractual undiscounted cash flow HK$	Carrying amount HK$
Trade payables	143,140	-	143,140	143,140
Accruals and other payables	1,406,756	-	1,406,756	1,406,756
Amounts due to the directors	55,250	-	55,250	55,250
Loans from the directors	5,962,728	-	5,962,728	5,900,000
Convertible promissory notes	480,000	8,558,450	9,038,450	7,333,137
Lease liabilities	2,072,000	586,000	2,658,000	2,457,557
	10,119,874	9,144,450	19,264,324	17,295,840

Some of the Group's financial instruments are measured at fair value for financial reporting purposes. The Board of Directors (the "Board") is responsible to determine the appropriate valuation techniques and inputs for fair value measurement.

In estimating the fair value, the Group uses market-observable data to the extent it is available. For instruments with significant unobservable inputs under Level 3, the Group engages third party qualified valuers to perform the valuation. The Board works closely with the qualified external valuers to establish the appropriate valuation techniques and inputs to the model.

Fair value of the Group's financial liabilities that are measured at fair value on a recurring basis

Some of the Group's financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of this financial liabilities are determined (in particular, the valuation technique(s) and inputs used):

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

22. FINANCIAL INSTRUMENTS - Continued

(b) Financial risk management objectives and policies - continued

	Level 3	
	2025	2024
	HK$	HK$
Embedded derivative of convertible loan	**-**	-

Financial liabilities	Fair value: As at December 31, 2025 HK$	Fair value: As at December 31, 2024 HK$	Fair value hierarchy	Valuation technique(s) and key input(s)	Significant unobservable input
Embedded derivative of convertible loan	-	-	Level 3	Binomial option pricing model, expected volatility	Expected volatility range from 57.00% to 61.43% taking into account the fluctuation of share price of the Company (Note)

Note:

There were no transfers between Levels 1, 2 and 3 in current and prior years.

Reconciliation of Level 3 fair value measurements:

	Embedded derivative of convertible loan HK$
At January 1, 2024	328,177
Amortisation of deferred day one gain in profit or loss	(44,432)
Issue of shares upon conversion	(283,745)
At December 31, 2024 and December 31, 2025	-

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

23. RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES

The table below details changes in the Group's liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group's consolidated statements of cash flows as cash flows from financing activities:

	Lease liabilities HK$	Convertible loan HK$	Convertible promissory notes HK$	Loans from the directors HK$	Loan from a related company HK$	Finance costs payable (included in other payables) HK$	Total HK$
At January 1, 2024	2,915,895	7,241,053	3,198,942	-	-	-	13,355,890
Non-cash changes:							
Finance costs	349,292	12,975	888,924	-	-	147,179	1,398,370
Issue of shares upon conversion of convertible loan	-	(7,209,596)	-	-	-	-	(7,209,596)
Gain on recognition of convertible promissory notes	-	-	(754,729)	-	-	-	(754,729)
Unrealised gain on change in fair value of embedded derivatives of convertible loan	-	(44,432)	-	-	-	-	(44,432)
Early termination of the lease	(11,630)	-	-	-	-	-	(11,630)
	337,662	(7,241,053)	134,195	-	-	147,179	(6,622,017)
Changes from cash flow:							
Repayment of lease liabilities	(594,114)	-	-	-	-	-	(594,114)
Issuance of convertible promissory notes	-	-	4,000,000	-	-	-	4,000,000
New loans from the directors raised	-	-	-	5,900,000	-	-	5,900,000
Interest paid	(201,886)	-	-	-	-	-	(201,886)
	(796,000)	-	4,000,000	5,900,000	-	-	9,104,000
At December 31, 2024	2,457,557	-	7,333,137	5,900,000	-	147,179	15,837,873

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

23. RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES - Continued

	Lease liabilities HK$	Convertible loan HK$	Convertible promissory notes HK$	Loans from the directors HK$	Loan from a related company HK$	Finance costs payable (included in other payables) HK$	Total HK$
At January 1, 2025	2,457,557	-	7,333,137	5,900,000	-	147,179	15,837,873
Non-cash changes:							
Finance costs	178,537	-	587,795	-	-	143,144	909,476
Issue of shares upon conversion of convertible promissory note	-	-	(3,806,250)	-	-	-	(3,806,250)
	178,537	-	(3,218,455)	-	-	143,144	(2,896,774)
Changes from cash flow:							
Repayment of lease liabilities	(601,000)	-	-	-	-	-	(601,000)
New loan from the related company raised	-	-	-	-	540,000	-	540,000
Interest paid	(95,000)	-	-	-	-	-	(95,000)
	(696,000)	-	-	-	540,000	-	(156,000)
At December 31, 2025	**1,940,094**	**-**	**4,114,682**	**5,900,000**	**540,000**	**290,323**	**12,785,099**

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

24. BALANCE SHEETS AND RESERVE OF THE COMPANY

Balance sheets of the Company

	2025 HK$	2024 HK$
ASSETS		
NON-CURRENT ASSETS		
Plant and equipment	**176,463**	474,211
Right-of-use assets	**438,188**	1,439,363
	614,651	1,913,574
CURRENT ASSETS		
Inventories	**5,674,892**	5,917,426
Trade receivables	**-**	1,353,192
Prepayments and deposits	**3,351,492**	4,733,769
Amount due from a related company	**-**	18,618
Bank balances and cash	**1,223,508**	32,138
	10,249,892	12,055,143
TOTAL ASSETS	**10,864,543**	13,968,717
LIABILITIES AND STOCKHOLDERS' EQUITY		
NON-CURRENT LIABILITIES		
Convertible promissory notes	**-**	7,333,137
Loan from a director	**1,000,000**	-
Other payable	**120,768**	-
Lease liabilities	**-**	759,882
	1,120,768	8,093,019
CURRENT LIABILITIES		
Trade payables	**1,394,373**	143,140
Accruals and other payables	**2,391,433**	1,174,335
Loan from a director	**4,900,000**	5,900,000
Loan from a related company	**540,000**	-
Amount due to a related company	**499,475**	-
Amounts due to the directors	**180,250**	55,250
Convertible promissory notes	**4,114,682**	-
Lease liabilities	**1,940,094**	1,697,675
	15,960,307	8,970,400
TOTAL LIABILITIES	**17,081,075**	17,063,419

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

24. BALANCES SHEET AND RESERVE OF THE COMPANY - Continued

Balance sheet of the Company - continued

	2025	2024
	HK$	HK$
STOCKHOLDERS' EQUITY		
Share capital	**185,274**	167,060
Reserves	**(6,401,806)**	(3,261,762)
TOTAL DEFICITS	**(6,216,532)**	(3,094,702)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**10,864,543**	13,968,717

The financial statements were approved and authorised for issue by the board of directors of the Company on 30 March 2026:

Lui Wai Leung Alan	**Chan Heng Fai Ambrose**
Director	**Director**

Notes to the Consolidated Financial Statements For the year ended December 31, 2025

24. BALANCES SHEET AND RESERVE OF THE COMPANY - Continued

Movement of reserve of the Company

	Capital reserve HK$	Accumulated losses HK$	Total HK$
At January 1, 2024	-	(1,726,760)	(1,726,760)
Loss and total comprehensive loss for the year	-	(8,677,538)	(8,677,538)
Issue of shares upon conversion of convertible loan	7,152,595	-	7,152,595
Share allotment	(10,059)	-	(10,059)
At December 31, 2024	7,142,536	(10,404,298)	(3,261,762)
Loss and total comprehensive loss for the year	-	(6,928,080)	(6,928,080)
Issue of shares upon conversion of convertible promissory notes	3,796,986	-	3,796,986
Share allotment	(8,950)	-	(8,950)
At December 31, 2025	**10,930,572**	**(17,332,378)**	**(6,401,806)**

25. INVESTMENT IN A SUBSIDIARY

Particulars of the subsidiary as at the end of the reporting period are as follows:

Name	Place of establishment / operation	Registered capital	Proportion of ownership interest/ voting power held by the Company directly 2025	2024	Principal activities
北京新亞能源有限公司*/**	PRC / PRC	RMB1,000,000 (Note) (Unpaid registered capital RMB250,000)	75%	75%	Sales of cars and related parts, photovoltaic equipment in PRC

* Registered as wholly-foreign-owned enterprises under PRC law.

** Not audited by Asian Alliance (HK) CPA Limited.

Note: RMB750,000 of the share capital has been paid up during the year ended December 31, 2024.

Notes to the Consolidated Financial Statements
For the year ended December 31, 2025

26. RELATED PARTY TRANSACTIONS

(i) Outstanding balances with related parties

Other than the balances with related parties disclosed in Notes 9, 10, 12 and 13 to the consolidated financial statements, the outstanding balances with related parties for the years ended December 31, 2025 and December 31, 2024 are as follows:

	2025 **HK$**	2024 HK$
Loan interest payable to a director		
Wong Hei	**128,959**	106,411
Loan interest payable to a director		
Chan Heng Fai Ambrose	**120,768**	40,768
Loan interest payable to a related company		
Alset Business Development Pte. Ltd.	**40,596**	-

(ii) Key management personnel compensation

The Directors consider that they are the key management personnel of the Company and details of their compensation are set out in Note 20.

(iii) The Group had the following transactions with its related parties during the years:

	2025 **HK$**	2024 HK$
Purchase from a related company		
TEWATT International Company Limited	**-**	4,591,920
Consultant to a related company		
TEWATT International Company Limited	**600,000**	240,000
Consultant fee to a director		
Lui Wai Leung Alan	**180,000**	180,000
Interest expenses on convertible loan from a shareholder		
New Electric CV Corporation	**-**	12,975
Interest expenses on convertible promissory notes from a director		
Wong Hei	**587,795**	888,924
Loan interest to a director		
Chan Heng Fai Ambrose	**80,000**	40,768
Loan interest to a director		
Wong Hei	**22,548**	106,411
Loan interest to a related company		
Alset Business Development Pte. Ltd.	**40,596**	-

The Directors considered that the above related party transactions are priced in an arm's length negotiation.